UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 14, 2026
Energy Vault Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39982	85-3230987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4165 East Thousand Oaks Blvd., Suite 100 Westlake Village, California	91362
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (805) 852-0000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NRGV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.
On August 14, 2026, EV Gen Set 1, LLC, a Delaware limited liability company (the “Borrower”) and EV Gen Set I HoldCo, LLC, a Delaware limited liability company (“Holdings”), each a subsidiary of Energy Vault Holdings, Inc. (the “Company”), entered into a credit agreement (the “Credit Agreement”) with CSC Delaware Trust Company, as administrative agent and collateral agent, and each of the lenders party thereto. The Credit Agreement provides for a senior secured term loan facility in an aggregate principal amount of approximately $137.5 million. The proceeds of the term loan facility are to, among other things, fund the purchase of power generation equipment and related installation and commissioning services pursuant to an equipment supply agreement (the “Equipment Supply Agreement”). Loans under the facility are funded in installments, drawn from time to time to fund payments as they become due under the Equipment Supply Agreement. Loans under the facility bear interest at a rate per annum equal to (a) with respect to any SOFR Loan, (i) 6.75% for each day occurring on or prior to December 31, 2026 and (ii) 7.50% for each day occurring thereafter; and (b) with respect to any ABR Loan, (i) 5.75% for each day occurring on or prior to December 31, 2026 and (ii) 6.50% for each day occurring thereafter. The facility matures on January 2, 2028. The Borrower may prepay the loans at any time upon three Business Days’ prior written notice, subject to payment of accrued interest, breakage costs and a repayment premium as set forth in the Credit Agreement. Mandatory prepayments are required upon the occurrence of certain customary events, including the receipt of (a) insurance or condemnation proceeds, (b) asset sale proceeds, (c) proceeds from the incurrence of non-permitted indebtedness, (d) proceeds from equity issuances by the Borrower (other than certain permitted equity contributions to fund equipment payments), and (e) proceeds from the Advance Payment Bond. The obligations of the Borrower under the Credit Agreement are guaranteed by Holdings and secured by a first priority security interest in substantially all of the assets of the Borrower and Holdings, including the contract rights under the Equipment Supply Agreement, accounts and related collateral, as well as the membership interests in the Borrower. The Credit Agreement contains customary affirmative and negative covenants for equipment financings of this type, including limitations on additional indebtedness, liens, asset sales, investments, affiliate transactions, and distributions, as well as customary provisions relating to the remarketing of the equipment financed thereunder. Borrower is also required to maintain a debt service reserve account containing an amount sufficient to cover three months of debt service, deliver certain financial and other reports, and comply with applicable laws and permits. The Credit Agreement also includes customary representations and warranties, indemnification provisions and requirements for the maintenance of insurance and compliance with applicable laws and permits. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Credit Agreement.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
10.1*#	Credit Agreement, dated August 14, 2026, by and among EV Gen Set 1, LLC, EV Gen Set I HoldCo, LLC, CSC Delaware Trust Company, and the lenders party thereto.
104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL
________________
* Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
# Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the Securities and Exchange Commission, certain portions of this exhibit have been redacted because the Company customarily and actually treats such omitted information as private or confidential and because such omitted information is not material.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY VAULT HOLDINGS, INC.

Date: August 20, 2026	By:	/s/ Nitin Dahiya
Name: Nitin Dahiya
Chief Financial Officer